EXHIBIT 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into effective as of April 6, 2011, by and between Government-Buys, Inc., a Maryland corporation (“Employer”) and a wholly-owned subsidiary of Ariel Way, Inc., a Florida corporation (“Ariel Way”), and Gary Block (“Employee”).  Defined terms not otherwise defined herein shall have the meaning ascribed thereto in the Stock Purchase Agreement, dated April 5, 2011, by and among Ariel Way, Employer and Employee (the “Purchase Agreement”).

WITNESSETH:

WHEREAS, Employer and Employee (through his association with Employer), among others, are parties to the Purchase Agreement pursuant to which Employer, located at 7900 Wisconsin Avenue, Suite 303, Bethesda, MD, 20814 (the “Premises”), was acquired by Ariel Way upon the terms and conditions set forth in the Purchase Agreement (the “Acquisition”); and

WHEREAS, pursuant to Section 5.1(i) of the Purchase Agreement and as a condition to the Acquisition, Employer has agreed to employ Employee and Employee is willing to accept such employment, in each case, for the purposes and subject to the terms and conditions hereinafter described.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and conditions set forth below, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.           Employment.  Employer hereby employs Employee to provide services at the Premises and to provide services as required by Employer and described in Section 2 hereof and Employee hereby accepts such employment upon the terms and conditions set forth in this Agreement. Employee shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

2.           Services.

2.1           Duties.

2.1.1        During the Term (as defined in Section 3.1), Employee shall hold the title “Executive Vice President, Sales” of Employer and shall provide the professional services necessary to continue the management and daily operations of Employer.  With respect to all matters, Employee shall operate under the direction and supervision of the Chief Executive Officer or the designee of the Chief Executive Officer or the Board of Directors of Employer.  Employee shall perform or cause to be performed such services as are generally performed and substantially consistent with the manner in which he performed such services for Employer prior to the Acquisition

2.1.2        Employee shall, with the assistance of personnel hired by Employer, cause to be kept and maintained complete and accurate records of all business and other transactions conducted at the Premises, and shall continue to operate Employer in a substantially similar manner as previously conducted by the Employer prior to the Acquisition.

2.2           Hours.  During the Term, Employee shall work five (5) days per week at an average of forty (40) hours per week during normal business hours on a schedule mutually agreed upon by the parties, at the Premises.

2.3           Outside Activities.  During the Term, Employee shall not be employed by or involved in any other business activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, except for (i) volunteer services for or on behalf of such religious, educational, non-profit and/or other eleemosynary organization as Employee may wish to serve as approved by Employer, (ii) service as a director of for-profit business activities as approved by Employer, and (iii) such other activities as may be specifically approved by Employer.  This restriction shall not, however, preclude Employee, unless otherwise in violation of any applicable law or regulation, from (x) owning less than 2% of the total outstanding shares of a publicly traded company, except for Ariel Way, (y) investing in real estate as a limited or otherwise passive partner or (z) employment in any capacity with an affiliate of Employer.

3.           Term.

3.1           Term; Renewal Period.  Unless earlier terminated as provided herein, the term of this Agreement shall commence on the date of the execution hereof and shall continue in full force and effect for a period of twenty (24) months from the date hereof (“Initial Term”).  Following the expiration of the Initial Term, the term of this Agreement shall be extended automatically for successive additional twelve (12) month periods (each a “Renewal Period”) unless terminated prior thereto by Employer or Employee as provided herein.  If either Employer or Employee does not wish to renew this Agreement when it expires at the end of the Initial Term or any Renewal Period as provided herein or if either Employer or Employee wishes to renew this Agreement on different terms than those contained herein, Employer or Employee shall give written notice in accordance herewith of such intent to the other party at least 30 days prior to the expiration of the Initial Term or any Renewal Period, as the case may be (“Prior Written Notice”). Notwithstanding the foregoing, upon the expiration of the Initial Term and during any Renewal Period, the employment of Employee will be on an “at-will” basis and such employment may be terminated at any time by either party, either with or without cause, and without prior notice. The “at-will” nature of the employment relationship that will be in effect upon expiration of the Initial Term and during any Renewal Period, as applicable, cannot be changed except in writing signed by the Chief Executive Officer of Employer.  The parties expressly agree that designation of a Term and a Renewal Term in this Agreement does not in any way limit the right of the parties to terminate this Agreement at any time as provided herein.  Reference in this Agreement to the “Term” of this Agreement shall refer to both the Initial Term and any Renewal Period, as the context requires.

3.2           Termination.  This Agreement shall terminate upon the earlier to occur of (i) the expiration of the Initial Term or any Renewal Period upon delivery of Prior Written Notice in accordance with Section 3.1 above, or (ii) upon the termination at any time, with or without cause, of Employee’s at-will employment following the expiration of the Initial Term and during any Renewal Period, or (iii) upon the death or Disability of Employee, or (iv) during the Initial Term, upon thirty (30) days prior written notice from Employer to Employee of the termination of Employee’s employment for “cause” (as defined below).

For purposes hereof, the term “cause” shall include (i) any conviction of Employee for the violation of any criminal statute constituting a felony; (ii) gross misconduct in the performance of Employee’s duties hereunder; (iii) the failure by Employee to follow or comply with the policies and procedures of Employer or its parent, Ariel Way, or the written directives of the Board of Directors of Employer; provided that such policies, procedures or directives are consistent with Employee’s duties hereunder and provided that such failure continues after Employee receives written notice from Employer concerning such failure and such failure is not cured within ten (10) business days; or (iv) the violation by Employee of any material provision of this Agreement.

For purposes hereof, the term “Disability” shall mean that by reason of physical or mental disability, Employee will be unable to perform the regular duties of employment under this Agreement for a continuous period of ninety (90) days.

4.           Compensation, Vacation and Benefits. During the Term, for all services Employee performs hereunder, the Employer shall compensate and pay or provide Employee, and Employee will receive, the following compensation and benefits:

4.1           Salary.  A base salary in the amount of Twelve Thousand Nine Hundred Dollars ($12,900) per month (the “Salary”) to be paid on a monthly basis in accordance with the Employer’s customary payroll practices.

4.2           Bonus.    Employee shall participate in an annual performance bonus plan, for an additional up to 50% of the Salary per year, subject to achieving certain gross margin performance metrics per targets and objectives set forth in Exhibit A hereto and incorporated herein by reference thereto.  In addition, Employee shall participate in a commission plan for an additional 20% of the gross margin of revenue generated from sales or services originated by Employee which bonus shall be paid on a quarterly basis in arrears and in all cases subject to the Employer’s collection of the proceeds from such sale or provision of services.

4.3           Vacation.  Employee will be entitled to three (3) weeks paid vacation after six (6) months service hereunder and an additional one (1) week paid vacation after twelve (12) months of services hereunder, for a total of four (4) weeks paid vacation annually.

4.4           Benefit Plans.  Employee shall be entitled to participate in all operative individual employee benefit and welfare plans of Employer as then in effect.  Employee shall be entitled to participate in Ariel Way’s ordinary Executive Stock Option plan as filed with the Securities and Exchange Commission.  Notwithstanding the foregoing, nothing contained herein shall, in any manner whatsoever, require or obligate Employer to adopt or implement, or to prevent, preclude or otherwise prohibit Employer from amending, modifying, curtailing, discontinuing or otherwise terminating any Benefit Plan at any time.    Employee acknowledges that, in order to maintain eligibility for healthcare benefits, Employee must work on a full-time basis, which means that Employee must work an average of 32 hours per week during any rolling four week period (it being understood that Employee is not penalized in such regard for vacation and other time off provided for herein).  Employer shall fund on Employee’s behalf up to $6,000 in contributions to Employee’s health savings account (HSA) for fiscal 2012.

4.5           Expenses.      Employee shall be entitled to reimbursement for cell phone expenses, gas expenses, and reimbursement for travel expenses related to the business operations of Employer, subject to such reasonable documentation and other limitations as may be established by the policies of Employer from time to time.

5.           Termination of Employment by Employee.  If Employee terminates his employment for any reason (either as a result of a breach or otherwise), then Employer’s obligations under this Agreement shall cease immediately and permanently.  Employer shall pay Employee such compensation owed as of the date of termination on the next payday following the month of such termination.  This termination shall be in addition to any and all remedies available to Employer at law or in equity resulting from such breach.

6.           Miscellaneous.

6.1           Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  No party may assign any of its rights, or delegate any of its duties or obligations, under this Agreement without the prior written consent of the other party, and any such purported assignment or delegation shall be void.  Notwithstanding the foregoing, Employer, its affiliates, and its successors and assigns, may assign its rights and delegate its duties to any successor entity resulting from any liquidation, merger, consolidation, reorganization, or transfer of all or substantially all of the assets or stock of Employer, but such assignment and delegation shall not release the original party from such obligations and duties if the assignee/transferee fails to honor such obligations and duties.

6.2           Notices.  All notices, demands and other communications (collectively, “Notices”) given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if sent by registered or certified mail, return receipt requested, postage and fees prepaid, by overnight service with a nationally recognized “next day” delivery company such as Federal Express or United Parcel Service, or otherwise actually delivered to the following addresses:

(a)	if to Employer, to:

Government Buys, Inc.
7900 Wisconsin Avenue
Suite 303
Bethesda, MD  20814
Attn: Chief Executive Officer

(b)	if to Employee, to:

Gary Block
7900 Wisconsin Avenue
Suite 303
Bethesda, MD  20814

Any Notice shall be deemed duly given when received by the addressee thereof, provided that any Notice sent by registered or certified mail shall be deemed to have been duly given two (2) business days from the date of deposit in the United States mail, unless sooner received.  Any of the parties to this Agreement may from time to time change its address for receiving Notices by giving written notice thereof in the manner set forth above.

6.3           Amendment; Waiver.  No provision of this Agreement may be waived unless in writing signed by all of the parties to this Agreement, and the waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

6.4           Governing Law.  This Agreement shall be governed by and construed both as to validity and performance and enforced in accordance with the laws of the State of Maryland without giving effect to the choice of law principles thereof.

6.5           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.  A party may deliver this Agreement by transmitting a facsimile of this Agreement signed by such party to the other party, which facsimile signature shall be deemed an original for all purposes.

6.6           Remedies Cumulative.  Each of the various rights, powers and remedies shall be deemed to be cumulative with, and in addition to, all the rights, powers and remedies which each party may have hereunder or under applicable law relating hereto or to the subject matter hereof, and the exercise or partial exercise of any such right, power or remedy shall constitute neither an exclusive election thereof nor a waiver of any other such right, power or remedy.

6.7           Headings.  The section and subsection headings contained in this Agreement are included for convenience only and form no part of the agreement between the parties.

6.8           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.9           Expenses.  Each party shall pay its own costs and expenses, including, without limitation, the fees and expenses of their respective counsel and financial advisors.

6.10         Entire Agreement.  This Agreement, including the Purchase Agreement and exhibits and schedules, and other agreements to be entered into in connection with the transactions contemplated by the Purchase Agreement, constitute and embody the entire understanding and agreement of the parties hereto relating to the subject matter hereof and thereof and there is no other agreement or understanding, written or oral, in effect between or among the parties relating to such subject matter except as expressly referred to herein.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the date first above written.

EMPLOYEE

Gary Block
Gary Block

GOVERNMENT-BUYS, INC.,

a Maryland corporation

Dean V. Schauer
By:	Dean V. Schauer
Its:

EXHIBIT A

ANNUAL BONUS CRITERIA

[To be mutually agreed upon in writing post-Closing.]